Rule 424(b)(3) under Securities Act of 1933
File No. 333-87218

Supplement Dated May 4, 2010

to the Prospectus Dated April 30, 2010

For

Market Value Adjusted Guaranteed Interest Account Annuity

Issued by PHL Variable Insurance Company

This supplement should be read with the prospectus dated April 30, 2010.

The following disclosure is added to the third paragraph of the section of the prospectus entitled “Investments by PHL Variable”:

The General Account supports all insurance and annuity obligations of PHL Variable and is made up of all of its general assets other than those allocated to any separate account such as the Separate Account. Unlike the Separate Account, the General Account is subject to the claims of creditors of the Company and may be charged with liabilities arising out of any other business that we may conduct. Any amounts that we may transfer from our General Account to our Separate account are subject to our long-term ability to fund such transfers. You should look to the financial strength of the Company when considering our ability to cover any shortfall suffered by the Separate Account.

The fifth paragraph of the section of the prospectus entitled “Investments by PHL Variable” is deleted and replaced with the following:

You should know that we may invest in non-investment grade bonds (otherwise known as “junk bonds”). Currently, these investments represent the highest quality tier within the below investment grade universe. Investment-grade or other debt instruments in which the company intends to invest the proceeds from the contracts include:

❖	Securities issued by the United States government or its agencies or instrumentalities.

❖

Debt securities which have a rating, at the time of purchase, within the five highest rating grades assigned by Moody’s Investors Services, Inc. (Aaa, Aa, A, Baa or Ba), Standard & Poor’s Corporation (AAA, AA, A, BBB, or BB) or any other nationally recognized rating service.

❖	Other debt instruments, although not rated by Moody’s or Standard & Poor’s, are deemed by the company’s management to have an investment quality comparable to securities described above.

Dated: May 4, 2010	Please keep this supplement for future reference

TF1094